Exhibit 4.1







                               PLANGRAPHICS, INC.

                   SERIES A PREFERRED STOCK PURCHASE AGREEMENT

                           Dated as of August 21, 2006



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                               PLANGRAPHICS, INC.

                   SERIES A PREFERRED STOCK PURCHASE AGREEMENT

                           Dated as of August 21, 2006

                                TABLE OF CONTENTS
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ARTICLE I     PURCHASE AND SALE OF SHARES
   1.1   Purchase and Sale of Series A Preferred Stock at the Closing         1
   1.2   Warrant                                                              1
   1.3   The Warrant Shares                                                   2
   1.4   Security                                                             2
   1.5   Closing                                                              3
   1.6   Use of Proceeds                                                      3
   1.7   Piggyback Registration Rights                                        3

ARTICLE II    REPRESENTATIONS AND WARRANTIES OF THE COMPANY
   2.1   Organization and Corporate Power                                     4
   2.2   Authorization                                                        4
   2.3   Government Approvals                                                 4
   2.4   Authorized and Outstanding Stock                                     4
   2.5   Subsidiaries                                                         5
   2.6   Financial Statements                                                 5
   2.7   Events Subsequent to the Date of the Financial Statements            5
   2.8   Litigation                                                           6
   2.9   Compliance with Laws and Other Instruments                           6
   2.10  Taxes                                                                6
   2.11  Real Property                                                        6
   2.12  Personal Property                                                    6
   2.13  Patents, Trademarks, etc                                             7
   2.14  Governmental and Industrial Approvals                                7
   2.15  Securities Act                                                       7
   2.16  Insurance Coverage                                                   7
   2.17  Labor Relations                                                      7
   2.18  Transactions with Affiliates and Employees                           8
   2.19  No Brokers or Finders                                                8
   2.20  Assumptions, Guarantees, etc                                         8
   2.21  Additional Securities                                                8

ARTICLE III   INVESTMENT REPRESENTATIONS
   3.1   Representations and Warranties                                       8
   3.2   Permitted Sales; Legends                                             9

ARTICLE IV    CONDITIONS OF PURCHASER'S OBLIGATIONS
   4.1   Effect of Conditions                                                10
   4.2   Representations and Warranties                                      10

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   4.3   Performance                                                         10
   4.4   Certified Documents, etc                                            10
   4.5   No Material Adverse Change                                          10
   4.6   Consents and Waivers                                                10
   4.7   Articles of Incorporation                                           10
   4.8   Security Agreement                                                  10

ARTICLE V     CONDITIONS OF THE COMPANY'S OBLIGATION
ARTICLE VI    ADDITIONAL AGREEMENTS
   6.1   Preemptive Right                                                    11
   6.2   Financial Statement Covenant                                        12
   6.3   Purchase Option                                                     12

ARTICLE VII   MISCELLANEOUS
   7.1   Termination                                                         13
   7.2   Survival of Representations                                         13
   7.3   Parties in Interest                                                 13
   7.4   Amendments and Waivers                                              13
   7.5   Notices                                                             13
   7.6   Expenses                                                            14
   7.7   Counterparts                                                        14
   7.8   Effect of Headings                                                  14
   7.9   Governing Law; Jurisdiction                                         14








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                   SERIES A PREFERRED STOCK PURCHASE AGREEMENT

     This Series A Preferred Stock Purchase Agreement (the "Agreement") is made this 21st day of August, 2006, by and among PlanGraphics, Inc., a Colorado corporation (the "Company") and Nutmeg Group, LLC, a U.S. Virgin Islands limited liability company (the "Purchaser").

     In consideration of the mutual undertakings set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                           PURCHASE AND SALE OF SHARES

     1.1 Purchase and Sale of Series A Preferred Stock at the Closing. At the Closing (as herein defined), the Company will sell to the Purchaser, an aggregate of Five Hundred (500) shares of Series A 12% Redeemable Preferred Stock, $0.001 par value per share (the "Series A Preferred Stock"), at a price of One Thousand Dollars ($1,000) per share, for an aggregate purchase price of Five Hundred Thousand Dollars ($500,000) (the "Purchase Price") payable as provided in Section 1.3. The Series A Preferred Stock shall have the rights, terms and privileges set forth on Exhibit A attached hereto. The shares of Series A Preferred Stock purchased pursuant to this Section 1.1 at the Closing are referred to herein as the "Purchased Shares."

     1.2 Warrant. At the Closing, the Company will issue to the Purchaser a warrant to purchase shares of the Company's stock, on the terms and conditions set forth in the Warrant in the form of Exhibit B attached hereto (the "Warrant"). The Warrant shall be exercisable on the earlier of (i) the consummation of an M&A Transaction and distribution of the consideration received by the Company in such M&A Transaction to the Company's shareholders,
(ii) the completion of a Spin-Off Transaction, (iii) the Series A Redemption Date (as defined in the Amendment to the Articles of Incorporation set forth in Exhibit A hereto) but only if the Company completes the acquisition of a Target Company (as defined herein) on or prior to the Series A Redemption Date, (iv) forty-five (45) days after a Target Company is acquired by the Company but only if such acquisition is completed after the Series A Redemption Date, or (v) the first year anniversary of the Closing Date. The Warrant shall be exercisable for that number of shares of common stock, no par value per share (the "Common Stock") that will constitute eighty (80%) of the Common Stock outstanding on a fully diluted basis, determined immediately after the exercise of the Warrant.

          (a) For purposes of this Agreement, "M&A Transaction" is defined as any merger, reorganization, sale of all or substantially all of the assets of the Company or PlanGraphics, Inc., a Maryland corporation and wholly owned subsidiary of the Company ("PG-Maryland"), or any other transaction pursuant to which the beneficial ownership of the securities possessing more than 50% of the total combined voting power of the Company' s outstanding securities is acquired by another person or entity.

          (b) For purposes of this Agreement, "Spin-Off Transaction" is defined as the Company's dividend or distribution of all of the outstanding capital stock of PG-Maryland to the shareholders of the Company (excluding Purchaser), or a similar transaction pursuant to which the Company is divested of all ownership interests in PG-Maryland.

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     1.3 The Warrant Shares. The Company has authorized and reserved and hereby covenants that it will continue to reserve, free of any preemptive rights or encumbrances, a sufficient number of its authorized but previously unissued shares of Common Stock, to satisfy the rights of conversion of the holder of the Warrant. The shares of Common Stock issued or issuable upon conversion of the Warrant are referred to herein as the "Warrant Shares."

     1.4 Security. Pursuant to the terms and conditions set forth in the Security Agreement between the Company, John C. Antenucci and the Purchaser in the form of Exhibit C attached hereto, the Company's obligations to redeem the Series A Preferred Stock will be secured by security interests in the following collateral:

          (a) all of the accounts receivable of PG-Maryland (the "A/R"), subject to the existing first priority security interest held by Rockland Credit Finance LLC on the A/R;

          (b) all of the assets of PG-Maryland other than the A/R (the "Other Assets"), subject to the existing first priority security interest held by Rockland Credit Finance LLC on the Other Assets; and

          (c) the shares, and the proceeds from options to acquire shares, of the Company's stock held by John C. Antenucci (the "Antenucci Equity");

provided, however, that, upon obtaining a written guarantee of the Company's obligations under this Agreement from GenuTec Business Solutions ("GenuTec"), or from another company or person of equal or greater financial strength than GenuTec as approved by Purchaser, which approval shall not be unreasonably withheld, such guarantee will replace the security interest in the A/R, the Other Assets and the Antenucci Equity (the "Original Collateral"), in which case the Original Collateral will be released from any security interest in favor of the Purchaser and the Purchaser will take all steps reasonably requested by the Company to confirm such release; provided, further, that any foreclosure or other enforcement of the security interest in the Original Collateral must be effected seriatim, so that, in the event of a default in the redemption obligation that triggers the Purchaser's right to enforce its security interests, the Purchaser must first take all steps reasonably necessary to collect amounts that are due for the redemption from the A/R only, and then, if and to the extent that the redemption obligation cannot be reasonably satisfied from the A/R, Purchaser must take all steps reasonably necessary to collect amounts that are due for the redemption from the Other Assets only, and finally, if and to the extent that the redemption obligation cannot be satisfied from the A/R or the Other Assets, then and only then may Purchaser seek to foreclose or otherwise enforce the security interest in the Antenucci Equity; and provided, further that, upon the acquisition by the Company of capital stock in GenuTec or in another company of equal or greater value than GenuTec, in exchange for certain assets of the Company or the PG-Maryland, the capital stock of GenuTec or such other company that is received by the Company in such acquisition may be substituted for the Original Collateral as the only security, in which case the Original Collateral will be released from any security interest in favor of the Purchaser and Purchaser will take all steps reasonably requested by the Company to confirm such release.

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     1.5 Closing. Subject to the satisfaction or waiver of the conditions set forth in Articles IV and V hereof, the purchase of the Purchased Shares, the Warrant pursuant to Section 1.1 shall be made concurrently with the execution of this Agreement at a closing (the "Closing") to be held at the offices of Davis Graham & Stubbs LLP, 1550 Seventeenth Street, Suite 500, Denver, Colorado, at 9:00 A.M. on August 21, 2006 (the "Closing Date"), or at such other time and on such other date as the Purchaser and the Company may mutually agree. At the Closing, the Purchaser shall pay the Purchase Price to the Company at the Closing as payment for the Purchased Shares and the Warrant. Payment shall be made by wire transfer payable in immediately available federal funds. At the Closing, the Company will deliver to the Purchaser one or more certificates representing the Purchased Shares purchased by the Purchaser at the Closing and the Warrant.

     1.6 Use of Proceeds. The Company shall use the proceeds received upon the sale of the Purchased Shares for (1) payment to Sherb & Company amounts due for completion of its 2005 annual report and subsequent quarterly reports, (2) satisfaction of any portion of the Company's debt, (3) general working capital purposes and (4) payment of fees, costs and expenses incurred by the Company in connection with the transactions contemplated by this Agreement.

     1.7 Piggyback Registration Rights.

          (a) Whenever the Company proposes to register any of its securities under the Securities Act, either pursuant to an underwritten primary registration on behalf of the Company or pursuant to an underwritten secondary registration on behalf of a holder or holders of the Company's securities (other than on Form S-4, Form S-8 or any successor form) and the registration form to be used may be used for the registration of any Warrant Shares (a "Piggyback Registration"), the Company will give prompt written notice to each holder of Warrant Shares of its intention to effect such a registration and will include in such registration all Warrant Shares, with respect to which the Company has received written requests for inclusion within ten (10) days after delivery of the Company's notice to each holder of Warrant Shares.

          (b) If the managing underwriter(s) advise the Company in writing that in their opinion, the number of Warrant Shares requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability or pricing thereof, the Company will include in such registration up to an aggregate amount determined advisable by such underwriter(s): (i) first, any shares of Common Stock that the Company desires to register; (ii) second, any shares of Common Stock requested to be registered by the holder(s) of Common Stock pursuant to which the Registration Statement is being filed and to which the holders of Warrant Shares hereunder are receiving Piggyback Registration; and (iii) pro rata among the holders of Warrant Shares on the basis of the number of Warrant Shares which are requested to be registered hereunder.



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                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     In order to induce the Purchaser to enter into this Agreement and to purchase the Purchased Shares, the Company hereby represents and warrants to the Purchaser as follows, except as set forth on the disclosure schedules attached hereto to be dated as of the Closing, which exceptions shall refer to the Sections of this Agreement to which they apply and shall be set forth in reasonable detail therein:

     2.1 Organization and Corporate Power. The Company is a corporation duly organized and validly existing under the laws of Colorado and has all requisite corporate power and authority to own its properties and to carry on its business as presently conducted. The Company is duly licensed or qualified to do business as a foreign corporation in each jurisdiction wherein the character of its property, or the nature of the activities presently conducted by it, makes such qualification necessary.

     2.2 Authorization. The Company has all necessary corporate power and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by the Company of this Agreement and any other agreements or instruments executed by the Company in connection herewith or therewith, including exhibits hereto (collectively, the "Related Agreements"), and the consummation of the transactions contemplated herein or therein, and for the due authorization, issuance and delivery of the Purchased Shares and the Warrant. Sufficient shares of authorized but unissued Common Stock have been reserved for issuance upon conversion of the Warrant. The issuance of the Purchased Shares does not, and the issuance of the Warrant Shares upon conversion of the Purchased Shares will not, require any further corporate action and is not and will not be subject to any preemptive right, right of first refusal or the like. Assuming due execution and delivery of this Agreement and the Related Agreements and payment for the Purchased Shares, this Agreement, the Related Agreements and the other agreements and instruments executed by the Company in connection herewith or therewith will each be a valid and binding obligation of the Company enforceable in accordance with their respective terms.

     2.3 Government Approvals. No consent, approval, license or authorization of, or designation, declaration or filing with, any court or governmental authority is or will be required on the part of the Company in connection with the execution, delivery and performance by the Company of this Agreement, any of the Related Agreements and any other agreements or instruments executed by the Company in connection herewith or therewith, or in connection with the issuance of the Purchased Shares or the Warrant Shares upon conversion of the Warrant, except for (i) those which have already been made or granted, and (ii) the filing with the Securities and Exchange Commission (the "Commission") and applicable state securities commissions of a Form D pursuant to Regulation D under the Securities Act of 1933 (the "Act").

     2.4 Authorized and Outstanding Stock. Before giving effect to the transactions to be effected at the Closing, the authorized capital stock of the Company will consist of (i) 2,000,000,000 shares designated as Common Stock of which 97,214,418 are issued and outstanding; and (ii) 20,000,000 shares designated as Preferred Stock, consisting of 500 shares of Series A Preferred Stock with the rights, terms and privileges set forth in Exhibit A, none of

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which are issued and outstanding. All issued and outstanding shares of capital stock are, and when issued in accordance with the terms hereof, all Purchased Shares and the Warrant Shares issued upon conversion of the Warrant, will be, duly and validly authorized, validly issued and fully paid and non-assessable and free from any restrictions on transfer, except for restrictions imposed by federal or state securities or "blue-sky" laws and except for those imposed pursuant to this Agreement, any Related Agreement. Except as a result of the purchase and sale of the Purchase Shares and as set forth in all reports, schedules, forms, statements and other documents filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the "SEC Reports"), there are no outstanding warrants, options, commitments, preemptive rights, rights to acquire or purchase, conversion rights or demands of any character relating to the capital stock or other securities of the Company.

     2.5 Subsidiaries. All of the direct and indirect subsidiaries of the Company are set forth on Schedule 2.5 (each, a "Subsidiary"). The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any liens, and all the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

     2.6 Financial Statements. The Company has previously delivered to the Purchaser (i) the audited financial statements of the Company for the fiscal year ended September 30, 2004, (ii) the unaudited financial statements of the Company for the fiscal year ended September 30, 2005, and (iii) the unaudited balance sheet of the Company as of February 28, 2006, and the related statements of earnings, stockholders' equity and changes in financial condition for the five months then ended (the "Most Recent Financial Statements" and together with the financial statements for the year ended September 30, 2004 and 2005, the "Financial Statements"). The Financial Statements are complete and correct in all material respects, are in accordance with the books and records of the Company and present fairly in accordance with generally accepted accounting principles applied on a basis consistent with prior periods the financial condition and results of operations of the Company as of the dates and for the periods shown.

     2.7 Events Subsequent to the Date of the Financial Statements. Since the date of the Most Recent Financial Statements, except as specifically disclosed in the SEC Reports, (i) there has been no event, occurrence or development that has had a material adverse effect on the Company, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company's financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Company has not issued any equity securities to any officer, director or affiliate, except pursuant to existing Company stock option plans.

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     2.8 Litigation. There is no litigation or governmental proceeding or investigation pending or, to the knowledge of the Company threatened, against the Company or affecting any of the Company's properties or assets, or against any officer, key employee or stockholder of the Company in his capacity as such, nor, to the knowledge of the Company, has there occurred any event or does there exist any condition on the basis of which any litigation, proceeding or investigation might properly be instituted with any substantial chance of recovery where such recovery would likely have an adverse effect on the Company. Neither the Company nor any officer of the Company in his capacity as such is, to the knowledge of the Company, in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other government agency which may materially and adversely affect the business or assets of the Company.

     2.9 Compliance with Laws and Other Instruments. The Company is in compliance with all of the provisions of this Agreement and of its articles of incorporation and by-laws, and in all material respects with the provisions of each mortgage, indenture, lease, license, other agreement or instrument, judgment, decree, judicial order, statute, and regulation by which it is bound or to which it or any of its properties are subject. Neither the execution, delivery or performance of this Agreement and the Related Agreements, nor the offer, issuance, sale or delivery of the Purchased Shares or the Warrant, with or without the giving of notice or passage of time, or both, will violate, or result in any breach of, or constitute a default under, or result in the imposition of any encumbrance upon any asset of the Company pursuant to any provision of the Company's articles of incorporation or by-laws, or any statute, rule or regulation, contract, lease, judgment, decree or other document or instrument by which the Company is bound or to which the Company or any of its respective properties are subject.

     2.10 Taxes. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a material adverse effect, the Company and each Subsidiary has filed all necessary federal, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon, and the Company has no knowledge of a tax deficiency which has been asserted or threatened against the Company or any Subsidiary.

     2.11 Real Property.

          (a) The Company has good and marketable title to, and owns free and clear of all liens and encumbrances, all real property owned by the Company, and there is no material violation by the Company of any law, regulation or ordinance (including without limitation laws, regulations or ordinances relating to zoning, environmental, city planning or similar matters) relating to any real property owned, leased or subleased by the Company.

          (b) There are no defaults by the Company or, to the knowledge of the Company, by any other party thereto, which might curtail in any respect the present use of the Company's real property. The performance by the Company of this Agreement and the Related Agreements will not result in the termination of, or in any increase of any amounts payable under, any lease of real property.

     2.12 Personal Property. Except for property sold or otherwise disposed of in the ordinary course of business since the date of the Most Recent Financial Statements, the Company owns free and clear of any liens or encumbrances, all of the personal property reflected as owned by the Company in the balance sheet

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contained in the Most Recent Financial Statements, and all other material items of personal property acquired by the Company through the date hereof. All material items of such personal property used in the operation of the business of the Company are in good operating condition, normal wear and tear excepted.

     2.13 Patents, Trademarks, etc. The Company owns or possesses adequate licenses or other rights to use all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, manufacturing processes, formulae, trade secrets and know how (collectively, "Intellectual Property") necessary or desirable to the conduct of their business as presently conducted. To the knowledge of the Company, the operations of the Company do not infringe upon or conflict with the rights of any other person under any Intellectual Property. No claim is pending or, to the knowledge of the Company, threatened to the effect that any such Intellectual Property owned or licensed by the Company, or which the Company otherwise has the right to use, is invalid or unenforceable by the Company or infringes upon the rights of any third party, and there is no known basis for any such claim (whether, or not pending or threatened).

     2.14 Governmental and Industrial Approvals. The Company has all the material permits, licenses, orders, franchises and other rights and privileges of all federal, state, local or foreign governmental or regulatory bodies necessary for the Company to conduct its business as presently conducted. All such permits, licenses, orders, franchises and other rights and privileges are in full force and effect and, to the knowledge of the Company, no suspension or cancellation of any of them is threatened, and none of such permits, licenses, orders, franchises or other rights and privileges will be affected by the consummation of the transactions contemplated in this Agreement and the Related Agreements.

     2.15 Securities Act. The Company has complied and will comply with all applicable federal or state securities laws in connection with the issuance and sale of the Purchased Shares and the issuance of the Warrant. Neither the Company nor anyone acting on its behalf has offered any of the Purchased Shares, or similar securities, or solicited any offers to purchase any of such securities, so as to bring the issuance and sale of the Purchased Shares under the registration provisions of the Act.

     2.16 Insurance Coverage. The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged, including, but not limited to, directors and officers insurance coverage at least equal to the aggregate Purchase Price. Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

     2.17 Labor Relations. No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company which could reasonably be expected to result in a Material Adverse Effect.

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     2.18 Transactions with Affiliates and Employees. Except as set forth in the
SEC Reports, and as attached hereto, none of the officers or directors of the Company and, none of the employees of the Company is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $60,000 other than (i) for payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) for other employee benefits, including stock option agreements under any stock option plan of the Company.

     2.19 No Brokers or Finders. Except for MidSouth Capital Inc. of Atlanta, Georgia, no person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Company for any commission, fee or other compensation as a finder or broker because of any act or omission by the Company.

     2.20 Assumptions, Guarantees, etc. of Indebtedness of Other Persons. The Company has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on or for any indebtedness of any other person, except guarantees by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

     2.21 Additional Securities. Subject to Section 1.7, the Company will not register any securities prior to registering the Warrant Shares.

                                  ARTICLE III

                           INVESTMENT REPRESENTATIONS

     3.1 Representations and Warranties. The Purchaser hereby represents and warrants to the Company as follows:

          (a) Assuming due execution and delivery by the Company of the Agreement and the Related Agreements, this Agreement and the Related Agreements to which the Purchaser is party constitute legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms;

          (b) The Purchaser has been advised and understands that the Purchased Shares, the Warrant and the Warrant Shares have not been registered under the Act, on the grounds that no distribution or public offering of such securities is to be effected, and that in this connection, the Company is relying in part on the representations of the Purchaser set forth in this Article III;

          (c) The Purchaser is purchasing the Purchased Shares and the Warrant for investment purposes, for its own account and not with a view to, or for sale in connection with, any distribution thereof in violation of federal or state securities laws;

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          (d) By reason of its business or financial experience, the Purchaser has the capacity to protect his own interest in connection with the transactions contemplated hereunder;

          (e) The Purchaser is aware of the Company's business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Purchased Shares and the Warrant; provided, however, that nothing in this Section 3.1 shall be deemed to vitiate or limit the representations, warranties and covenants of the Company contained in this Agreement;

          (f) No person has or will have, as a result of the transaction contemplated by this Agreement, any right, interest or claim against or upon the Company or any of its subsidiaries for any commission, fee or other compensation as a finder or broker because of any act or omission by the Purchaser;

          (g) The Purchaser has all necessary power and has taken all necessary action required for the due authorization, execution, delivery and performance by the Purchaser of this Agreement and the Related Agreements. The execution, delivery and performance of this Agreement and the Related Agreements will not violate or conflict with any agreement, contract or other instrument to which the Purchaser is a party; and

          (h) The Purchaser is an "accredited investor" as such term is defined in Rule 501 of Regulation D under the Act.

     3.2 Permitted Sales; Legends. Notwithstanding the foregoing representations, the Company agrees that it will permit (i) a distribution of Purchased Shares or the Warrant by the Purchaser to one or more of its affiliates, and (ii) a sale or other transfer of any of the Purchased Shares or the Warrant upon obtaining assurance satisfactory to the Company that such transaction is exempt from the registration requirements of, or is covered by an effective registration statement under, the Act and applicable state securities or "blue-sky" laws, including, without limitation, receipt of an unqualified opinion to such effect of counsel reasonably satisfactory to the Company. The certificates representing the Purchased Shares, the Warrant and any Warrant Shares shall bear a legend evidencing such restriction on transfer substantially in the following form:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") OR THE SECURITIES LAWS OF ANY STATE. THE SHARES MAY NOT BE TRANSFERRED BY SALE, ASSIGNMENT, PLEDGE OR OTHERWISE UNLESS (I) A REGISTRATION STATEMENT FOR THE SHARES UNDER THE ACT IS IN EFFECT OR
     (II) THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL, WHICH OPINION IS REASONABLY SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT."

                                 ARTICLE IV

                   CONDITIONS OF PURCHASER'S OBLIGATIONS

     4.1 Effect of Conditions. The obligation of the Purchaser to purchase and pay for the Purchased Shares at the Closing shall be subject at his election to the satisfaction of each of the conditions stated in the following Sections of this Article.

     4.2 Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct on the date of the Closing, subject to adjustments for operations in the ordinary course of business which are in the aggregate not materially adverse, with the same effect as though made on and as of such date, and the Purchaser shall have received a certificate dated as of the Closing signed on behalf of the Company to that effect.

     4.3 Performance. The Company shall have performed and complied with all of the agreements, covenants and conditions contained in this Agreement required to be performed or complied with by it or them at or prior to the Closing, and the Purchaser shall have received a certificate dated as of the Closing signed on behalf of the Company to that effect.

     4.4 Certified Documents, etc. Counsel for the Purchaser shall have received a copy of the Company's Articles of Incorporation, as amended, certified by the Secretary of State of the State of Colorado and copies of the Company's By-Laws certified by its Secretary, as well as any and all other documents, including certificates as to votes adopted and incumbency of officers and certificates from appropriate authorities as to the legal existence of the Company, which the Purchaser or its counsel may reasonably request.

     4.5 No Material Adverse Change. The business, properties, assets or financial condition of the Company shall not have been materially adversely affected since the date of this Agreement, whether by fire, casualty, act of God or otherwise, and there shall have been no other changes in the business, properties, assets, or financial condition of the Company or any of its Subsidiaries that would have a material adverse effect on their respective businesses or assets.

     4.6 Consents and Waivers. The Company shall have obtained all consents or waivers necessary to execute this Agreement and the other agreements and documents contemplated herein, to issue the Purchased Shares and the Warrant and to carry out the transactions contemplated hereby and thereby, including but not limited to the consent of Rockland Credit Finance LLC. All corporate and other action and governmental filings necessary to effectuate the terms of this Agreement, the Related Agreements, the Purchased Shares, the Warrant and other agreements and instruments executed and delivered by the Company in connection herewith shall have been made or taken.

     4.7 Articles of Incorporation. The Amendment to the Articles of Incorporation of the Company, as set forth on Exhibit A hereto, shall have been filed with the Secretary of State of Colorado and effective as of the date of the Closing.

     4.8 Security Agreement. A Security Agreement in the form of Exhibit C attached hereto (the "Security Agreement") shall have been executed by the Company and the Purchaser.

                                   ARTICLE V

                     CONDITIONS OF THE COMPANY'S OBLIGATION

     The Company's obligation to sell the Purchased Shares shall be subject to the accuracy on the date of the Closing of the representations and warranties of the Purchaser and performance by the Purchaser of all applicable agreements, covenants and conditions contained in this Agreement and required to be performed as of such date.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

     6.1 Preemptive Right.

          (a) Right of Purchase. The Company hereby grants to the Purchaser, so long as he shall own, of record or beneficially, any shares of Series A Preferred Stock, the right to purchase all or part of its pro rata share of New Securities (as defined in Section 6.1(b) below) which the Company, from time to time, proposes to sell and issue. The Purchaser's pro rata share, for purposes of this preemptive right, is the ratio of the number of shares of Series A Preferred Stock which such Holder owns to the total number of shares of issued Series A Preferred Stock then outstanding.

          (b) Definition of New Securities. "New Securities" shall mean any capital stock of the Company whether now authorized or not, and rights, options or warrants to purchase capital stock, and securities of any type whatsoever that are, or may become convertible into or exchangeable for capital stock, issued on or after the date hereof; provided that the term "New Securities" does not include (i) the Series A Preferred Stock, (ii) the Warrant, (iii) the Warrant Shares issuable upon conversion of the Warrant, (iv) Common Stock issued as a stock dividend to holders of Common Stock or upon any stock split, subdivision or combination of shares of Common Stock or in connection with an acquisition, merger or recapitalization, (v) Series A Preferred Stock issued as a dividend to holders of Series A Preferred Stock or upon any stock split, subdivision or combination of Series A Preferred Stock, (vi) the aggregate number of shares of Common Stock issued upon awards of stock or exercise of options and warrants pursuant to and in accordance with any equity incentive plan of the Company, or (vii) any merger, reorganization, acquisition or similar transaction involving issuance of the Company's capital stock.

          (c) Notice from the Company. In the event the Company proposes to undertake an issuance of New Securities, it shall give the Purchaser written notice of its intention, describing the type of New Securities and the price and the terms upon which the Company proposes to issue the same. The Purchaser shall have twenty (20) days from the date of receipt of any such notice to agree to purchase up to the Purchaser's pro rata share of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased. The closing of the purchase of the New Securities shall be at the Company's principal place of business within fifteen (15) days following the expiration of the 20-day period, or at such other time or place as the Company and the Purchaser may determine.

          (d) Sale by the Company. In the event the Purchaser fails to exercise in full its preemptive right, the Company shall have ninety (90) days thereafter to sell the New Securities with respect to which the Purchaser's option was not exercised, at a price and upon terms comparable to those specified in the Company's notice. To the extent the Company does not sell all the New Securities offered within said 90-day period, the Company shall not thereafter issue or sell such New Securities without first again offering such securities to the Purchaser in the manner provided above.

     6.2 Financial Statement Covenant. The Company agrees to use reasonable best efforts to complete the audit of the Company's financial statements as of and for the periods ended September 30, 2005 and to file all required periodic reports with the SEC in order to bring the Company current in its filings prior to the Series A Redemption Date.

     6.3 Purchase Option. At any time prior to the Series A Redemption Date, the Purchaser shall have the option to sell, assign or otherwise transfer to the Company all or a portion of the capital stock or other ownership interests in any entity (the "Target Company") subject to the following conditions:

          (a) the Company's reasonable satisfaction, in all material respects with the results of its due diligence regarding the Target Company;

          (b) approval of such transaction by the Company's board of directors, which approval shall not be unreasonably withheld;

          (c) negotiation and execution of such agreements and documents necessary to consummate such transaction, including an operating agreement providing for the Purchaser's management of the Target Company;

          (d) the Purchaser's waiver of dividends accruing on the Purchased Shares between the date of the Company's acquisition of the Target Company and the Series A Redemption Date;

          (e) the Target Company's assumption of all costs and expenses related to the Company being a public company, including any auditor, legal, filing and related fees incurred by the Company related to the Company's filings with the SEC; and

          (f) if requested by the Company, the Purchaser's or Target Company's loan (upon terms comparable to the preferred shares) of up to $150,000 to the Company to be used to complete a Spin-Off Transaction.

                                   ARTICLE VII

                                  MISCELLANEOUS

     7.1 Termination. This Agreement may be terminated by (a) mutual agreement of the Purchaser and the Company, or (b) by either the Purchaser or the Company, by written notice to the other party, if the Closing has not been consummated on or before August 25, 2006; provided, however, that no such termination will affect the right of any party to sue for any breach by the other party (or parties).

     7.2 Survival of Representations. The representations and warranties of the Purchaser contained in Section 3.2 shall survive for the applicable statute of limitations and those of the Company contained in Article II shall survive the execution and delivery hereof and the Closing until the date three (3) years from the Closing Date

     7.3 Parties in Interest. Except as otherwise set forth herein, all covenants, agreements, representations, warranties and undertakings contained in this Agreement shall be binding on and shall inure to the benefit of the respective successors and assigns of the parties hereto (including transferees of any of the Purchased Shares or the Warrant). The parties agree to maintain in confidence the terms of the purchase of the Purchased Shares hereunder and all information provided to the Purchaser under Article II hereof, except that (i) the Purchaser may disclose such terms and information to his affiliates in the ordinary course, (ii) the Company may disclose such terms and information to its stockholders in the ordinary course or as required by law, and (iii) the Purchaser and the Company may make press releases concerning this transaction, subject to the approval of the Purchaser or the Company, as the case may be.

     7.4 Amendments and Waivers. Amendments or additions to this Agreement may be made, agreements with any decision of the Company may be made, and compliance with any term, covenant, agreement, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively) upon the written consent of the Company and the Purchaser. Prompt notice of any such amendment or waiver shall be given to any person who did not consent thereto. This Agreement (including the Schedules and Exhibits annexed hereto, which are an integral part of this Agreement) constitutes the full and complete agreement of the parties with respect to the subject matter hereof.

     7.5 Notices. All notices, reports and other communications required or permitted hereunder shall be in writing and shall be hand delivered, sent by facsimile, national courier service or via Internet in .pdf form to the Company, at the address listed below, or the Purchaser at the following address, which shall be the same address reflected on the records of the Company until such time as the Company receives notice of a change:

The Company:               PlanGraphics, Inc.
                           112 East Main Street
                           Frankfort, Kentucky  40601
                           Facsimile:  (502) 226-2758
                           Attention:  John C. Antenucci
                           jantenucci@plangraphics.com
                           ---------------------------
with a copy to:            Davis Graham & Stubbs LLP
                           1500 Seventeenth Street, Suite 500
                           Denver, CO  80202
                           Facsimile:  (303) 893-1379
                           Attention:  Lester R. Woodward, Esq.
                           les.woodward@dgslaw.com
                           -----------------------

The Purchaser:             The Nutmeg Group, LLC
                           3346 Commercial
                           Northbrook, IL  60062
                           Facsimile: (253) 736-0134
                           Attention: Randall S. Goulding
                           rsg@gouldinglaw.com
                           -------------------

with copy to:              Matt Balson
                           50 Bowie Hill Road
                           Durham, ME  04222
                           Facsimile: (207) 353-8235
                           mbalson@gouldinglaw.com

     Each such notice, report or other communication shall, for all purposes hereof, be treated as effective or having been given when delivered if delivered personally, or, if transmitted via the Internet in .pdf form, by national courier service, or if sent by facsimile with written confirmation, at the earlier of (i) 24 hours after confirmation of transmission by the sending facsimile or computer machine or (ii) by courier receipt.

     7.6 Expenses. Each party hereto will pay its own expenses in connection with the transactions contemplated hereby.

     7.7 Counterparts. This Agreement and any exhibit hereto may be executed in multiple counterparts, each of which shall constitute an original but all of which shall constitute but one and the same instrument. One or more counterparts of this Agreement or any exhibit hereto may be delivered via facsimile, with the intention that they shall have the same effect as an original counterpart hereof.

     7.8 Effect of Headings. The article and section headings herein are for convenience only and shall not affect the construction hereof.

     7.9 Governing Law; Jurisdiction. This Agreement shall be deemed a contract made under the laws of the State of Illinois and together with the rights and obligations of the parties hereunder, shall be construed under and governed by the laws of such state. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and the Related Agreements (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the County of Cook, Illinois. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the County of Cook, Illinois for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Related Agreements), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

                            [Signature page follows.]

     IN WITNESS WHEREOF, the parties hereto have executed this Series A Preferred Stock Purchase Agreement as an instrument under seal as of the date first set forth above.



                                              COMPANY:

                                              PLANGRAPHICS, INC.


                                              By: /s/ John C. Antenucci
                                              ---------------------------------
                                              Name:  John C. Antenucci
                                              Title:  President and CEO



                                              PURCHASER:

                                              NUTMEG GROUP,  LLC


                                              By: /s/ Randall S. Goulding
                                              ---------------------------------
                                              Name: Randall S. Goulding
                                              Title: Manager

















                  (Signature Page to Stock Purchase Agreement)